Exhibit 10

Agreement between LYONNAISE DE BANQUE and the Constituent
when the former is authorized to possess
the financial instruments and species
registered in the PLEDGE Account

Between:

- LYONNAISE DE BANQUE, a private limited company with capital of 260, 840 262 Euro with its head office in 8 rue de la République - 69001 Lyon, SIREN Code 954 507 976 at the Trade Registry of Lyon, represented by one of its agents.

                                                           Hereinafter referred to as “LB”

And:

GAMING PARTNERS INTERNATIONAL, with registered offices in ZI BEUNE SAVIGNY Route de SAVIGNY 21200 BEUNE.

An SAS with capital of 8,000,000 Euro registered in the Trade Registry of BEUNE under number B515720647, represented by GAMING PARTNERS INTERNATIONAL CORPORATION, 1700 INDUSTRIAL ROAD, LAS VEGAS, NEVADA acting as the Chairman and represented by Mr. Gérard CHARLIER.

                                                           Hereinafter referred to as “the Constituent”

Whereas:

Under the conditions of the pledge agreement for the financial instruments signed on  , the Constituent pledged the financial instruments account no. 18548
22742016, held in the books of Lyonnaise de Banque.

This declaration providing that no disposition can affect the financial instruments registered in the Collateral Account without the previous and express agreement of LB and the Constituent, the parties have agreed to specify in this agreement the acts that the Constituent shall be authorized to perform alone under the control of the Account Holder.

Now therefore, it is agreed upon as follows:

I. LB authorizes the Constituent to perform, on the Collateral Account, based on that previously set forth:

☒ all arbitration operations

This authorization is subject  to the express condition that the total value of the financial instruments and the sum of all monies registered in the Collateral Account do not represent at any time, and particularly at the time of the transaction, an amount less than 120% of the secured amount as indicated in the pledge agreement.

II. In the case where the collateral account is held by LB, this agreement becomes effective upon signing by the Parties.

If the Account Holder is a third party, s/he shall be notified of this agreement by LB, accompanied by a copy of the pledge agreement for the financial instruments account, which the Constituent expressly accepts.

In this case, the agreement will only become effective on the date the Account Holder accepts the task of auditing and under condition of this acceptance.

III. This agreement is signed for an indefinite period; it can be rescinded by either party at any time by registered letter with return receipt sent to the other party and the Account Holder, with advance notice of 8 days or without advance notice in the case of non-compliance with one of the measures of the herein.

Additionally, it will automatically be rescinded at the expiration of the pledge agreement in the case of withdrawal or the pledge creation procedure.

IV. All costs and fees incurred by this agreement are borne exclusively by the Constituent who acquires them.

V. This agreement is subject to French law and any dispute related to it is under the jurisdiction of the Commercial Courts of LYON without prejudice to the right, expressly recognized by the bank, to bring forth proceedings at any other court with jurisdiction.

                                                           Signed in BEAUNE on
                                                                                                                in two copies

The Constituent                                                                                                   LB
GAMING PARTNERS INTERNATIONAL SAS
Represented by Mr. Rémi NICOLAS
by virtue of a power of attorney dated
[Legal Signature]

                                                                                   LYONNAISE DE BANQUE
                                                                                                                                                                CIC GROUP
                                                                                                                                                Private Limited Company with
                                                                                                                                                                € 260,840,262
                                                                                                                                                                [Address]

GAMING PARTNERS INTERNATIONAL
                                [Address]

LOAN CONTRACT

The loan is governed by these special Conditions and the “GENERAL CREDIT CONDITIONS,” previously approved by the borrower and, if necessary, by the sureties. The “GENERAL CREDIT CONDITIONS” are hereinafter referred to as “GENERAL CONDITIONS.”

It is expressly agreed that, in the case of a discrepancy between the general conditions and special conditions, the former have precedence.

The credit beneficiary declares to be a well-informed professional and to know the technical and financial procedures of the accommodation that s/he provides.

Special Conditions

1. LOANER

LYONNAISE DE BANQUE, private limited company with capital of 260,840,262 Euro, with its head office in 8 rue de la République - 69001 LYON, SIREN Number 954 507 976 at the Trade Registry of LYON, represented by one of its agents.

Hereinafter referred to as the “Bank”

2. BORROWER

GAMING PARTNERS International, with its head office in ZI BEAUNE SAVIGNY Route de SAVIGNY 21200 BEAUNE.

Business: 365Z - Production of Games and Toys

SAS with capital of 8,000,000 Euro, registered in the Trade Registry of BEAUNE under the number B515720647, represented by GAMING PARTNERS INTERNATIONAL CORPORATION, 1700 INDUSTRIAL ROAD, LAS VEGAS, NEVADA, acting as the Chairman, represented by Mr. Gérard CHARLIER.

Hereinafter referred to as the “Borrower.”

3. GOAL OF FINANCING

Purchase production machines

Transaction Amount in Euro: 2,000,000.00

4. CODEVI [ACCOUNT FOR INDUSTRIAL DEVELOPMENT] LOAN

4.1 SPECIFIC CODEVI CLAUSES

LOAN OF CODEVI RESOURCES

This accommodation is granted for CODEVI (account for industrial development) resources.

4.2 LOAN AMOUNT: 1,500,000.00 EURO (ONE MILLION FIVE HUNDRED THOUSAND EURO)

The accommodation will be traced to the loan account, open in the bank’s books under no. 10096 18548 00022742014.

4.3 FINANCIAL CONDITIONS

The loan is made under the following conditions:

4.3.1 Interest Rates

Until the loan is completely repaid, the borrower is required to pay the bank a fixed interest rate of 3.400% per annum.

The interest set forth above is calculated on an annual basis of 360 days.

4.3.2 Repayment Conditions

The loan will be paid in subsequent installments withdrawn from an account open in the name of the borrower in the bank’s books.

The repayment amount will remain constant for the entire duration of the loan.

The payment schedule includes the repayment of the principal and the interest not including insurance premium(s) that are added to them.

The number, amount and date of each expiration date as well as the breakdown of the expiration dates by principal, interest and the amount of the insurance premium(s) are indicated in the repayment schedule issued to the borrower.

The loan will be repaid in 20 quarterly payments of 81,873.08 EUR each.

4.4 LIABILITY WAIVER DECLARATION

The borrower’s legal representative and/or, if necessary, the guarantor declare to definitively renounce the death insurance that was offered by the BANK to guarantee the loan. They request that the bank extend the loan to the borrower despite the absence of this insurance. They expressly release the bank from any liability that could arise from this non-insurance in their name and in the name of their heir(s) and claimant(s).

4.5 TOTAL EFFECTIVE RATE

To fulfill the legal measures (Article L 313-1 and L 313-2 of the Consumer Code), the herein includes the total effective rate of this loan, set forth as follows:

- interest rate: 3.400%

- total fees: 125.00 EUR

of which, estimate warranty costs: 125.00 EUR

for a TOTAL EFFECTIVE RATE per annum of 3.394% and a TEG [Total Effective Rate] of 0.848% per quarter.

5. WARRANTIES

The accommodation will be made available to the borrower after the materialization and application of all the warranties and special conditions listed hereinafter:

5.1 PLEDGE AGREEMENT FOR FINANCIAL INSTRUMENT ACCOUNTS

Constituent: GAMING PARTNERS INTERNATIONAL, with its head office in ZI BEAUNE SAVIGNY, Route de SAVIGNY 21200 BEAUNE.

SAS with capital of 8,000,000 EUR, registered in the Trade Registry of BEAUNE under number B515720647, represented by GAMING PARTNERS INTERNATIONAL

CORPORATION, 1700 INDUSTRIAL ROAD, LAS VEGAS, NEVADA acting as Chairman, represented by Mr. Gérard CHARLIER.

Warranty Description:
250,000.00 Euro in FCP Union Strategy Warranty and 250,000.00 Euro in FCP Union Alterdym

Special account number for pledged financial instruments: 1009618548000022742016

Total estimate for the securities registered in the collateral account based on the last accommodations and known values: 500,000.00 EUR.

Account Holder: Lyonnaise de Banque

In addition to the repayment surety and warranty of the loan(s) mentioned above for the principal, interest, fees, commissions and miscellaneous expenses, the constituent affects the collateral account(s) listed above for up to 500,000.00 EUR in which the financial instruments are registered on the date of the herein, listed in the appendix to this contract.

The measures governing this/these financial instruments collateral account(s) are listed in the “WARRANTY DEFINITION” chapter of this loan contract.

This warranty is related to the reference loan 00022742014 CODEVI LOAN for an amount of 1,500,000.00 EUR.

6. DEFINITION OF WARRANTIES

The following definitions apply to the warranties for the aforementioned loans. These warranties are made up of the following terms and conditions.

6.1. PLEDGE AGREEMENT FOR FINANCIAL INSTRUMENT ACCOUNTS

Pursuant to the measures of Article L.431-4 of the Monetary and Financial Code, the Constituent declares to affect a pledge for the aforementioned financial instruments account for the bank until the complete repayment of the warranty securities.

The Constituent declares that the Collateral Account as well as the financial instruments, the subject of this declaration, are not bond in any way.

The financial instruments included in the Collateral Account, those that replace them or complete them in any way as well as their profits and revenues in all currencies are included in the pledge basis.

The Constituent is required to complete the pledge so that the total value of the financial instruments and amounts registered in the Collateral Account are always equal to at least 100% of the amount of its warranty securities.

If the securities registered in the collateral account are non-negotiable financial instruments on a regulated market, the issuing company has sent, issued by the Constituent to the Bank, through registered letter with proof of receipt, the company’s agreement with this pledge, confirming that the pledged shares have not been seized, pledged or are bound in any way. The bank will exercise its right to a pledged debt for the shares or stock that could be issued to the Constituent in place of presently pledged shares. To this effect, the Constituent agrees to fulfill all the useful formalities to affect the shares and stocks for the Bank and, in the case of a change in a company whose bylaws contain an agreement clause, to solicit the consent of the former, from its constitution, to pledge these securities to the bank and to grant him/her this consent as soon as possible.

The Constituent cannot have financial instruments and sums registered in the Collateral Account. Nevertheless, this principle may be waived with the express and previous agreement of the bank and the Constituent under the terms of an agreement that limitedly lists the act(s) that the Constituent will exceptionally authorize for the Collateral Account under the control of the Account Holder if the former accepts its task of auditing. The results of the creation of the financial instruments and the reinvested financial instruments acquired will be included, ipso jure, in the initially constituted pledge basis.

If the guaranteed debt becomes payable for any reason, the bank may, at the end of a eight day period starting from the receipt of official notice sent to the borrower, the Constituent if s/he is not the borrower or the Account Holder, if the Collateral Account is not held by the bank, prior to the creation of the pledge in accordance with the applicable texts.

This will be the case if the Collateral Account is a PEA, the guaranteed debt payable normally or in advance by authorizing the bank to start the immediate foreclosure of the PEA. The Constituent declares to be fully aware of the eventual consequences, particularly the fiscal ones, of this foreclosure as it is included in the PEA contract that s/he signed.

The bank will under no circumstances be liable for the process through which the pledge is created. The fees resulting from the creation of the pledge will be borne by the Constituent and the revenue from this implementation will be taxed.

In the case where the financial instruments and/or sums registered in the Collateral Account will be divided into currencies different from that of the guaranteed debt, the exchange rate that will be applied to begin evaluating the pledge, its sale or attribution will be the interbank process requested by banks on the Paris exchange market at eleven a.m. (CET) on the day of the planned transaction or, if a quotation is not available on that day, the first available quote.

The claimants of the Constituent such as his/her heirs are jointly bound to the terms of this commitment by the bank.

When the Constituent is not the borrower, it is additionally specified that:

- The Constituent is not in a situation where it is a borrower nor do there exist or does it maintain other sureties, a determining condition for its commitment.

- S/he declares to be perfectly aware of the guaranteed debts conditions and methods and uses sufficient information methods that allow him to evaluate the situation of the borrower prior to signing the herein; s/he also declares to make it his/her personal affair to follow the borrower’s situation.

- This commitment is without the assistance of the bank and the Constituent waives the right to claim any subrogation and to exercise all personal transactions if the bank has not been fully repaid for its debts incurred by the borrower.

- This pledge is and will be in addition to all real and personal guarantees that could or can be provided for the bank by the Constituent, the borrower and all third parties.

This pledge agreement can be sent to the Account Holder if the account is not held by the bank.

All fees, duties and taxes, penalties and expenses that this declaration can incur are borne by the borrower and the Constituent.

The Constituent declares to have received a copy of this agreement.

To execute the herein, and its incidental costs, the parties elect domicile at their domiciles and/or respective legal headquarters and grant jurisdiction to the Commercial Court of LYON without prejudice to the express right granted to the bank to bring forth proceedings in any other court with jurisdiction.

GENERAL CONDITIONS

Pursuant to the herein, the expression “the bank” means LYONNAISE DE BANQUE and the expression “the client” or “the borrower” means the underwriter(s) of the herein.

These general conditions apply to all loans that the borrower enjoys or for which s/he may benefit thanks to the bank, even lacking a contract or written agreement.

1 - CONDITIONS PRECEDENT

The bank will make the loan available to the borrower only after verifying the warranties with that agreed upon and the production of all the documents set forth by this agreement as well as after the following documents, deemed satisfactory in form and context by the bank, are returned:

-Certified, up-to-date copy of the bylaws, the minutes from the meeting at which the latest accounts were presented and reports to the auditor (general and special) concerning said accounts

- Company registration information (extrait K bis) for the borrower issued within the last three months

- Certified, up-to-date copy of all documents proving the proxy powers of the borrower for the purposes of signing this agreement and all documents that depend upon the agreement

- Certified copies of the borrower’s statements of account for the past three years (balance sheets, income statements, annexes)

Furthermore, funds will only be disbursed insofar as the statements made by the borrower in this agreement remain accurate, that no event that constitutes justification of demand for immediate repayment as set forth herein occurs and that no fact or information that would modify a substantial element used in the risk analysis carried out by the bank is made known to the bank.

2 - DECLARATIONS AND COMMITMENTS OF THE BORROWER

The borrower declares and guarantees to the bank:

- that it is a French company, regularly incorporated, enjoying corporate status and possessing the full legal capacity to perform the activities that correspond to the company’s objects,

- that it is vested with the right to sign this agreement which is a valid commitment of the borrower and duly binds it to its terms, that the signing of an agreement and the execution of the commitments that result from it have been duly and validly authorized pursuant to the applicable laws and regulations and the bylaws of the borrower.

- that, neither the signing of this agreement nor the fulfillment of its obligations that derive from it are adverse or violate a legal or regulatory measure of the borrower, a measure of the contract or an agreement which the borrower is a party to or a definitive judicial decision that binds the borrower.

- that no instance, action, case or administrative proceedings are underway or that, to its knowledge, is about to be instituted or undertaken to block or prohibit the signing or execution of the agreement or that, in the case of an unfavorable outcome, have a significant adverse effect on the ability of the borrower to fulfill its commitments undertaken in this agreement.

Each of the statements and warranties listed herein shall be applicable and effective after the signing of the agreement and until all the amounts due are completely paid or reimbursed.

The borrower agrees, for the duration of the agreement and until all the amounts owed under this agreement have been paid or reimbursed and having fulfilling all other obligations for the borrower, to fulfill the following obligations:

- The borrower shall bear all expenses, fees, duties and taxes related to the loan contract and its incidental costs as well as all expenses caused by the incorporation and eventual renewal or withdrawal of its warranties and finally the costs related to fulfilling the annual guarantee information obligation.

- The borrower appoint a proxy at the bank to withdraw all capital, interest, eventual insurance premiums and dues, filing fees and other related costs, agreed upon under the terms of the contract by debiting the checking account open in the name of the borrower a the bank.

- The borrower is required to make deposits in his/her checking account in order to ensure the timely payment of each installment.

- As per the express agreement between the borrower and the lender, all refunds to the checking account opened in the name of the borrower will be affected to the payment of the debt resulting from the herein regardless of any special allocation clause for refunds.

- Proof of the loans as well as of the repayments and any related payment will appear on the bank statements.

- The borrower will bear all new duties and taxes that may apply to the loan prior to full repayment and in addition to the planned payments set forth herein, insofar as the bank is not legally required to pay said duties and taxes.

- The borrower will provide the bank with its annual accounts as well as those of its branches (balance sheets, income statements, appendixes), certified by an accountant (as well as all additional information included therein), the consolidated group accounts, the general and special accountant reports, the resolutions of the ordinary and/or extraordinary shareholder’s meetings, the reports from its annual shareholder’s meeting as well as those from its branches in the one hundred and eighty days (180 days) prior to the close of the fiscal year.

- The borrower notifies the bank of the occurrence of any event that requires advance payment such as any event that could significantly alter its financial situation or its ability to fulfill its obligations derived from the herein in a timely fashion.

- The borrower agrees to not create collateral or personal sureties, guaranteeing one of its present or future payment obligations either as borrower or as guarantor on its present or future goods without the lender benefiting from a surety at least equivalent to that of the lender. This clause does not cover sureties issued prior to the date of this contract and the securities on equipment or vehicles in the future and for which the purpose is specifically to guarantee the loan granted for the acquisition of these goods.

3 - INDIVISIBILITY OF ACCOUNTS

It is formally agreed that all accounts opened at the bank, even if of different types or categories, irremediably form a single, indivisible and global account.

As a result, it is expressly stipulated that the global balance, after totaling the credits and debits for all accounts, must, at all times, and, in particular, at the end of the business relationship, be equal to the balance of the checking account alone.

It is also stipulated that the guarantees materialized will also serve as sureties for all other commitments, regardless of the amount or type, which the borrower may make to the bank at the time the accounts are merged.

4 - NEW CIRCUMSTANCES

If, following the introduction, creation, modification or interpretation by an authority with normative powers, or the application of a legal or regulatory provision or of any other provision of a mandatory nature, the bank is subject to any tax measures (with the exception of an increase in the business tax) or monetary regulations (such as, for instance, the constitution of reserves or mandatory deposits, quantitative credit regulation, the implementation of new prudential coefficients or ratios applicable to banks), which would result in a reduction in net remuneration received by the bank, the following provisions would apply:

- The bank will inform the borrower; this notification will include the estimated amount of the increase in costs or the reduction in net remuneration resulting from the new circumstance and the corresponding compensation and the supporting documentation

- The borrower and the bank will work together in a timely manner in order to reach a solution that will enable them to surmount the difficulties encountered in the spirit of cooperation in which this agreement was signed

- If a solution is not reached within one month of the date the borrower receives the aforementioned notification, the borrower must:

- Request that the bank keep the line of credit or loan open; the borrower must, nevertheless, agree to pay all of the additional costs incurred by the bank retroactively starting on the date the bank was first affected by the new circumstance, or

- Terminate the line of credit or loan and immediately reimburse in full the principal, interest and commissions due, plus any expenses or costs incurred by the bank resulting from the reimbursement, including additional costs resulting from new circumstances. Errors excepted, the aforementioned notification detailing the costs, fees and charges, will be considered permanently binding for the parties.

5 - EARLY REPAYMENT

The borrower will have the option of early repayment of the loan in part or in full. No penalties will be payable by the borrower in the event of early repayment, except in the event that the loan/loans is/are taken over by another bank or financial institution.

In this case, the borrower must pay a penalty in the amount of 5% levied on the principal repaid early.

6 - LATE PAYMENT

If the borrower did not adhere to a given repayment term or a given term with regard to interest, fees and ancillary costs, the interest rate would be increased by three points, starting on the due date of the amount pending and continuing until normal repayment according to the terms set forth in the contract resumes.

In addition, the borrower will be liable for a fine in the amount of 5% (five percent) of the outstanding amounts.

The same provision will apply to advances or payments made by the bank on behalf of the borrower, notably with regard to contributions and premiums paid to insurance companies and debt recovery fees.

Unpaid interest will be capitalized, and remains payable by the borrower, on the due date and will accrue interest at the aforementioned increased rate starting on the date due and continuing for one full year without prejudice to the bank’s right to demand early repayment of amounts due as stipulated above.

7 - IMMEDIATE REPAYMENT

The bank will have the option, without the need for prior notification or other formalities, to demand immediate repayment of the amounts due as set forth in this agreement, the terms and due dates set notwithstanding, in any of the following situations:

- Use of the loan for purposes other than that for which it was granted or the transfer, sale, contribution or disappearance of the item financed

- The inaccuracy of a statement made by the borrower or the guarantor or guarantors either in the loan agreement or the loan application or non-compliance with any of the clauses or conditions herein

- Withdrawal of the borrower’s banking privileges by the Banque de France or any other legally-binding agreement

- Non-payment on the due date by the borrower of contributions, taxes and social security payments or any amount due by virtue of a loan, guarantee or other commitment

- Payments overdue by more than thirty (30) days on principal, interest, or ancillary fees

- The occurrence of payment incidents, the establishment of protests or the initiation of any procedure such as being placed in receivership or seizure of property; this applies to both the borrower and guarantor(s)

- The request for the appointment of a mediator, the signing of an amicable agreement with debtors to which the bank is not a party, a decision mandating the liquidation of the company or the borrower’s admission of incapacity to repay debts

- The dissolution, orderly liquidation, definitive cessation of operations, sale of a portion of assets, partial contribution of assets, merger, absorption, divisive reorganization of the borrower, the appointment of a judicial administrator or a bankruptcy judgment

- A change in the legal, economic, financial, or other aspect of the borrower’s or guarantor’s (guarantors’) structure or activities that is likely to affect the capacity to meet the obligations pursuant to this agreement

- The borrower’s or the guarantor’s (guarantors’) equity is less than half of the share capital without having reconstituted equity within nine months of the closing of accounts that revealed this situation, or without complying with the provisions of Articles L 223-42 or L 225-248 of the Commercial Code

- Change in control of the borrower as defined in Article L 233-3 of the Commercial Code relative to the situation on the date of this agreement or, in the event that the borrower or a guarantor is a partnership, the withdrawal of one of the partners

- The death of the insured or guarantor, the loss of or failure to provide, for any reason whatsoever, a surety or guarantee covering the commitments of the borrower, the loss of more than 20% of the value of the surety or guarantee, the termination or cancellation of the credit life insurance policy as set forth in the special terms, default or insufficiency of property put up as guarantee

- Voluntary disposal, expropriation or seizure of the building where the borrower does business, the termination or refusal to renew the lease on said building

- Poor maintenance of tangible items on the part of the borrower jeopardizing the preservation of value; default, insufficiency, or non-payment of fire (and other risks) insurance premiums covering business items, total or partial destruction of the tangible items following a fire, flood, theft, or other cause, without the borrower being able to claim for his or her benefit an act of God or force majeure, default on the formalities required to ensure protection of brands

- The registration of guarantees or liens against the business, brand, or equipment; the sale or contribution of all or a portion of the business; the signing of an operating lease without the bank’s consent, the seizure of the business or any of its tangible or intangible assets

- The call for early repayment of another loan granted by the bank or by another lending institution issued to the borrower or one of the borrower’s subsidiaries

In all of the cases set forth above, the bank will have the option of refusing all disbursements, the right to retain all amounts or securities deposited by any of the bank’s borrowers and to offset the cash credit balance with all of the borrower’s or any of the borrowers’ accounts held at the bank regardless of the nature of the accounts.

In all of the cases set forth above, with the exception of the death of the insured or guarantor, the bank will have the right to compensation in the amount of five percent (5%) of the principal due on the date of forfeiture of the term.

8 - COMPENSATON FOR DEBT COLLECTION

If the bank finds itself in a position in which it must take legal or other action in order to recover debt, the borrower will be required to pay compensation in the amount of 5% (five percent) of the amounts due as well as production, representation and travel costs, including all fees, even those that are not taxable. This compensation will also be payable if the bank is required to file any distribution order whatsoever, especially in the event that the borrower enters bankruptcy.

9 - EXERCISE OF RIGHTS

All rights granted to the borrower and to the bank by virtue of this agreement or by any other document delivered as part of or in order to ensure the performance of this agreement, such as rights set forth by law, will be cumulative and may be exercised at any time.

The fact that the borrower or the bank does not exercise a right or is delayed in exercising a right will never be considered a waiver of that right and the exercise of a single right or the partial exercise of a right will not prevent the borrower or the bank from exercising that right or any other right in the future.

If any of the stipulations in this agreement or a part of one of the stipulations were to be rendered null and void with regard to a rule of law or a law in force or were to be held inapplicable with regard to the borrower, it would be considered unwritten but would not render this agreement null and void.

10 - TRANSFER

The borrower may not sell or transfer the advantages of the provisions herein without the prior written approval of the bank.

The bank will have the option, after informing the borrower, of transferring to any transferee all or a portion of the rights and obligations pursuant to this agreement subject to the transfer not resulting in additional costs to the borrower as a consequence of the transfer.

11 - DOMICILE - APPLICABLE LAW - JURISDICTION

The parties to this agreement have chosen as their respective addresses and head offices those stipulated at the beginning of this agreement.

This agreement is, for the purposes of validity, interpretation and performance, governed by French law. Any disputes pursuant to or resulting from this agreement will be submitted to the Lyon Commercial Court without prejudice to the expressly acknowledged option of the bank to initiate proceedings before any other authorized court.

Signed in Beaune
on
in duplicate

[Stamp of Lyonnaise de Banque]

THE BORROWER

GAMING PARTNERS INTERNATIONAL SAS

Represented by Mr. Rémi Nicolas by virtue of proxy dated [June 28, 2006]

(1) Borrower’s signature and stamp preceded by handwritten statement “Approved for up to €1,500,000 (one million five hundred thousand euros) in principal, plus all interest, fees, commissions and ancillary costs”

[Handwritten statement and signature]

THE CONSTITUENT (1) of pledge of financial instrument account with the Bank in the amount of €500,000

GAMING PARTNERS INTERNATIONAL SAS

Represented by Mr. Rémi Nicolas by virtue of proxy dated

(1) Signature preceded by handwritten statement “Approved for collateral of up to €500,000 (five hundred thousand euros) in principal, plus interest, commissions, fees and ancillary costs”

[Handwritten statement and signature]